Exhibit 99.1

PacBio Announces Termination of Agreement with Roche Diagnostics

MENLO PARK, California, December 15, 2016 — Pacific Biosciences of California, Inc. (Nasdaq:PACB), today announced that F. Hoffman-La Roche Ltd (Roche) has elected to terminate for convenience the development, commercialization and license agreement with Pacific Biosciences for the development and supply of diagnostic products based on the company’s Single Molecule, Real-Time (SMRT®) technology.

The agreement, which was entered into by the parties in 2013, provides the option for Roche to terminate the agreement for any reason with sixty days’ prior notice. Upon termination, other than retaining certain non-exclusive rights with respect to using products already purchased from Pacific Biosciences under the agreement, Roche will have no rights to SMRT technology, and Pacific Biosciences will be free to commercialize products based on the Sequel™ sequencing platform into the clinical research and sequencing market, directly or with other distribution partners.

“The Sequel System was developed during the period of our collaboration with Roche and has achieved all of the milestones set forth in our agreement,” said Dr. Michael W. Hunkapiller, Chief Executive Officer of Pacific Biosciences. “We are very proud of the achievements and performance of the Sequel System, which were showcased at the recent ASHG annual meeting and PacBio Workshop in Vancouver.”

“The clinical research and sequencing market and regulatory environment have evolved during the three years since we entered into this agreement with Roche. While we are disappointed with Roche’s decision to terminate the agreement, we are already familiar with this market and Roche’s decision does not significantly change our near-term plans for expanding our business to address this market,” continued Dr. Hunkapiller. “The long-term goal of this agreement was for Roche to pursue the in vitro diagnostic market with regulated, assay-specific tests based on the Sequel platform and, to that end, Roche was focused on developing certain targeted assays and additional software features on the Sequel System.”

“We are prepared to immediately pursue opportunities in the clinical research and sequencing market which do not require the supply of assay-specific kits and we have already seen interest from customers in this space, which we believe currently represents the majority of this market. The quality framework we have developed while working with Roche and our existing ISO 13485 and ISO 9001 certifications position us well to address this market,” concluded Dr. Hunkapiller.

Pacific Biosciences continues to see strength in its business. The company’s product and service revenue for 2016 is on pace to grow between 55% and 65% over 2015. The company is targeting to grow product and service revenue by another 40% to 60% in 2017.

Management will host a conference call to discuss the announcement today at 12:00pm Eastern Time / 9:00am Pacific Time. Investors may listen to the call by dialing 888. 366.7247, passcode 40354223, or if outside the U.S., by dialing 707.287.9330, passcode 40354223. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ:PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and is the only DNA sequencing technology that provides the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing. More information is available at www.pacb.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the effects of Roche’s termination of the agreement with Pacific Biosciences, future uses, quality or performance of, or benefits of using, products or technologies, the company’s ability to successfully address and compete in the clinical research and sequencing market or other markets, including with respect to sales and marketing of its products, market size and growth, the maintenance of the company’s ISO certifications, estimates regarding revenues and future financial performance and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.”

Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Media and Investors:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com